Exhibit 99.1

CUSIP# 678046 10 3 NYSE Amex: BQI

NEWS RELEASE

DATE:  Feb. 1, 2011

Garth Wong Appointed President and CEO of Oilsands Quest

Calgary, Alberta –--The Board of Directors of Oilsands Quest Inc. (NYSE Amex: BQI) (the “Board”) is pleased to announce the appointment of Garth Wong as President and Chief Executive Officer  (CEO) of  Oilsands Quest Inc., effective immediately.

Mr. Wong replaces Brian MacNeill, who has served as Acting CEO since September 2010. Mr. MacNeill will remain a member of the Board.

“Garth’s extensive experience and continued commitment have been invaluable to the Company during the eventful past few months,” said Ron Blakely, Chairman of the Board. “As we continue through the strategic alternatives process, the Board has full confidence in Garth’s ability to lead. His skill set and depth of company knowledge are what Oilsands Quest needs at this stage of its evolution. I would also like to thank Brian for stepping in as Acting CEO at an important juncture and bridging the gap seamlessly.”

Mr. Wong joined Oilsands Quest in February of 2009 as Chief Financial Officer. He has over 25 years of varied experience in the energy sector in a range of general management and financial positions. Mr. Wong has a Bachelor of Commerce degree from the University of Calgary and holds a professional designation as a Chartered Accountant.

Related to these changes, the Board has also appointed Annie Lamoureux as Vice-President and Controller of Oilsands Quest Inc., effective immediately.

Ms. Lamoureux is a Chartered Accountant and Certified Public Accountant, and a graduate of the University of Montreal. Ms. Lamoureux was in senior financial roles in Canada, the United States and Europe prior to joining the Company in August 2009.

About Oilsands Quest
Oilsands Quest Inc. (www.oilsandsquest.com) is exploring and developing oil sands permits and licences, located in Saskatchewan and Alberta, and developing Saskatchewan's first commercial oil sands discovery.  It is leading the establishment of the province of Saskatchewan's emerging oil sands industry.

For more information:
Investor Relations
Email: ir@oilsandsquest.com
Investor Line: 1-877-718-8941